Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (this “Agreement”) is made as of October 17, 2014, between EnLink Midstream Operating, LP, a Delaware limited partnership, and its affiliates (including, but not limited to, EnLink Midstream GP, LLC, EnLink Midstream Manager, LLC, and their respective past, present and future subsidiaries, affiliates, predecessors and successors, collectively, “EnLink”), whose principal place of business is 2501 Cedar Springs Road, Dallas, Texas 75201, and Joe A. Davis (“Employee”).

WHEREAS, effective as of September 17, 2014, Employee resigned as the Executive Vice President, General Counsel and Secretary of EnLink, with such position including duties and responsibilities of a legal and a non-legal nature;

WHEREAS, Employee is currently employed by EnLink and will continue to be employed by EnLink until Employee ceases to be employed by EnLink (with the date on which such employment ceases being referred to herein as the “Termination Date” and the time period between the date of this Agreement and the Termination Date being referred to herein as the “Transition Period”);

WHEREAS, EnLink will continue to provide Employee with Confidential Information (as defined below) during the Transition Period; and

WHEREAS, Employee and EnLink desire to set forth the complete understanding and agreement relating to Employee’s employment and cessation of employment with EnLink.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the adequacy and sufficiency of which are hereby acknowledged, EnLink and Employee hereby agree as follows:

1.                                      Severance Benefit.

a.                                      Treatment of Restricted Incentive Units.  In consideration of Employee’s agreement to be bound by this Agreement, 42,415 of Employee’s Restricted Incentive Units previously awarded under the EnLink Midstream GP, LLC Long-Term Incentive Plan, as amended to date (the “MLP LTIP”), and 48,445 of Employee’s Restricted Incentive Units previously awarded under the EnLink Midstream, LLC 2014 Long-Term Incentive Plan (the “GP LTIP” and, together with the MLP LTIP, the “LTIPs”) will become fully vested and the “Restriction Period” (as defined in the award agreements made pursuant to the LTIPs) will terminate (collectively, the “Acceleration”) in accordance with the applicable LTIP; provided, however, that as a condition to the Acceleration, Employee must execute and not revoke the Release (as defined below).  The parties hereto agree that 35,737 of Employee’s Restricted Incentive Units previously awarded under the MLP LTIP and 30,738 of Employee’s Restricted Incentive Units previously awarded under the GP LTIP will be forfeited.  A tabular depiction of the foregoing treatment is set forth in Table A attached hereto.

b.                                      Prorated Bonus.  In consideration of Employee’s agreement to be bound by this Agreement, EnLink will pay Employee a prorated bonus for the 2014 calendar year to the extent such bonus would have otherwise been earned by Employee (had his employment not terminated) in accordance with the applicable bonus arrangement that is currently in effect, less all applicable withholdings and deductions (the “Prorated Bonus” and, together with the Acceleration, the “Severance Benefit”); provided, however, that as a condition to receiving the Prorated Bonus, Employee must execute and not revoke the Release.  The Prorated Bonus, if any, will be equal to the bonus that would have been earned by Employee (had his employment not terminated) in accordance with the currently applicable bonus arrangement multiplied by a fraction (A) the numerator of which is the number of calendar days Employee was employed by EnLink in 2014 and (B) the denominator of which is 365. Employee agrees that any amounts he owes to EnLink (including any amounts owed under this Agreement) will be deducted from the Severance Benefit.

c.                                       Upon receipt of this fully executed Agreement (and non-revocation of this Agreement for seven days following Employee’s execution hereof) and subject to all other terms and conditions set forth in this Agreement, (A) the Acceleration and the forfeiture will occur on the 60th day following the Termination Date and (B) EnLink will pay Employee the Prorated Bonus, if any, on the date that the bonus for the 2014 calendar year would have been paid to Employee (had his employment not terminated) under the currently applicable bonus arrangement; provided, however, that as a condition to the Acceleration and Employee’s receipt of the Prorated Bonus, Employee must execute and not revoke the Release.  The Severance Benefit represents the exclusive amount to be paid to Employee by EnLink, in connection with or arising out of Employee’s employment with EnLink and his termination of employment with EnLink, and no further amounts shall be required for any items.  Said consideration and the promises contained herein are made for the purpose of purchasing the peace and goodwill between the parties.

2.                                      Non-Disparagement. In partial consideration of the Severance Benefit, Employee covenants and agrees that, from and after the date hereof through the date that is two years following the Termination Date, he will not make any statements, whether written or oral, disparaging EnLink or any of its officers, directors, or employees that could reasonably be expected to be harmful to the interests of EnLink.  This covenant shall not apply to any statement made in the context of any legal or regulatory proceeding.  In agreeing not to make disparaging statements regarding EnLink or its officers, directors or employees, Employee acknowledges that he is making a knowing, voluntary and intelligent waiver of any and all rights he may have to make disparaging comments about EnLink, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights.

3.                                      Confidential Information.

a.                                      Employee acknowledges that he has had access to, and knowledge of, certain information and data that EnLink considers confidential and that the release of such information or data to unauthorized persons would be extremely detrimental to EnLink. In partial consideration of the Severance Benefit, Employee hereby covenants and agrees that, from and after the date hereof, without the prior written consent of EnLink, he will not communicate, publish or disclose, to any person anywhere or use any Confidential Information (as hereinafter defined). Employee will return to EnLink all Confidential Information contained in any written or electronic form in Employee’s possession or under Employee’s control promptly upon the Termination Date and will not retain any copies thereof. For purposes hereof, the term “Confidential Information” shall mean and may include, but is not limited to, financial data and information, performance and operational information, transaction-related information, including contract terms and contract-related costs, billing data, customer lists and information, information related to prospective customers and business, marketing and sales plans and related information, business and operational plans, projects, developments, studies, strategies, reports, and analyses, business models, practices, procedures, processes, personnel related information, all non-public pricing and related information, including pricing curves, guidelines, models and methodologies, communications plans, non-public governmental-related filings, positions and reports; provided, however, “Confidential Information” does not include (A) documents, data or information in the public domain or that is otherwise generally known to EnLink’s competitors (other than as a result of Employee’s breach of this provision) or in the industry in which EnLink is engaged or may be engaged in the future, (B) documents, data or information to which Employee has obtained access subsequent to the Termination Date from other parties that, to Employee’s knowledge, do not owe any non-disclosure obligation to EnLink and (C) personal know-how of Employee obtained before or during his employment with EnLink relating to the industry in which EnLink is now engaged or may be engaged in the future.

b.                                      The requirements of Section 3(a) shall not apply to Confidential Information to the extent that Employee is required to disclose such Confidential Information or other information pursuant to applicable law, rule or regulation, judicial order, or legal process.  If Employee is compelled by any such law, rule or regulation, judicial order, or legal process to disclose any Confidential Information, then Employee, to the extent not prohibited by applicable law, will promptly deliver written notice to the General Counsel at EnLink, 2501 Cedar Springs Road, Suite 100, Dallas, Texas 75201 of such requirement, will use reasonable efforts to resist such compelled disclosure, and will cooperate with EnLink in obtaining appropriate protective order(s) for such compelled disclosure at EnLink’s sole cost and expense.  If Employee is compelled to disclose Confidential Information as contemplated under this Section 3(b) or EnLink waives compliance with the provisions of this Agreement, then Employee may so disclose such Confidential Information or other information without liability hereunder; provided, however, that, (A) to the extent not prohibited by applicable law, Employee has given EnLink a reasonable opportunity under the circumstances to review the text of such disclosure before it is made, and (B) Employee uses its reasonable efforts (without the obligation to incur any cost or expense) to obtain from the party to whom disclosure is made written assurance that confidential treatment will be accorded to such portion of the Confidential Information that is disclosed.

4.                                      Non-Compete.  In consideration of the Severance Benefit, continued provision of Confidential Information during the Transition Period and other good and valuable consideration, without EnLink’s prior written consent (which will not be unreasonably withheld), Employee covenants and agrees that, from the date hereof through the date that is six months following the Termination Date, he will not own an interest in, manage, operate, join, control, lend money or participate in, directly or indirectly, as an officer, employee, partner, stockholder, consultant or otherwise, any person or entity that competes with EnLink in any of the following activities:

a.                                      the purchasing, selling, brokering, marketing, gathering, processing, treating, disposal, storage, stabilization, fracking or transporting of natural gas, natural gas liquids, water, crude oil, condensate or any derivative product thereof, from any well or other supply that is located within a 10 mile radius of any pipeline, plant or other facility owned by EnLink, or that, as of the Termination Date, was dedicated to EnLink under contract, or that delivered gas or other hydrocarbon into, any plant, equipment or facility owned, leased (as lessee or lessor) or operated by EnLink, or for which EnLink is negotiating to purchase, is constructing, or assessing the feasibility of acquiring or constructing as of the Termination Date (including, for purposes of application of this provision in the State of Louisiana, activities in those parishes listed on the attached Exhibit A); or

b.                                      the selling, brokering or marketing of any natural gas or other hydrocarbon to any end-use customers connected to any plant, equipment or facility owned, leased (as lessee or lessor), operated, or for which EnLink is negotiating to purchase, or as of the Termination Date, is constructing or assessing the feasibility of acquiring or constructing.

Notwithstanding the above, the restrictions in this Section 4 shall cease to apply if EnLink ceases to actively conduct business (disregarding any temporary stoppages) in a specific area or with any specific producers or customers, or abandons its intent to conduct business in an area or with certain producers or customers.

Notwithstanding the above restrictions, ownership by Employee, as a passive investment, of less than one half of one percent (0.5%) of the outstanding securities of any organization with securities listed on a national securities exchange or publicly traded in the over-the-counter market is not restricted and is not a breach of the prohibitions in this Section 4.

Employee has carefully read and considered the provisions of this Section 4 and, having done so, agrees that the restrictions set forth in this Section 4 (including the duration, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of EnLink and its officers, directors, employees, creditors, partners, members and unitholders. Employee understands that the restrictions contained in this Section 4 may limit his ability to engage in a business similar to the business of EnLink, but acknowledges that he will receive sufficiently high remuneration and other benefits from EnLink hereunder to justify such restrictions.

5.                                      Non-Solicitation of Employees.  In consideration of the Severance Benefit, continued provision of Confidential Information during the Transition Period and other good and valuable consideration, Employee covenants and agrees that, from the date hereof through the date that is twelve months following the Termination Date, he will not, whether for his own account or for the account of any other person or entity, solicit, endeavor to entice or induce any employee or similar service provider of EnLink to terminate such person’s employment or service with EnLink or to accept employment or service with anyone else or interfere in a similar manner with the business of EnLink.

6.                                      Remedies.  Employee agrees that a breach of the provisions of Section 2, 3, 4 or 5: may cause immediate and irreparable loss, damage and injury to EnLink; that damages for such a breach may be exceedingly difficult, if not impossible, to estimate; and that EnLink may have no adequate remedy at law.  Accordingly, Employee acknowledges that injunctive relief may be appropriate relief for such breach in the discretion of the court.  Employee further agrees that in the event that EnLink determines that Employee has breached any term of Section 2, 3, 4 or 5, in addition to any other remedies at law or in equity that EnLink may have available to it, EnLink may, in its sole discretion, require that Employee repay to EnLink, within five (5) business days of receipt of written demand therefor, an amount equal to the sum of: (A) an amount equal to the Prorated Bonus, if any; plus (B) an amount equal to the product of (i) the closing price of the common units of EnLink Midstream Partners, LP on the trading day prior to the date on which the Acceleration occurs multiplied by (ii) 42,415; plus (C) an amount equal to the product of (x) the closing price of the common units of EnLink Midstream, LLC on the trading day prior to the date on which the Acceleration occurs multiplied by (y) 48,445.

7.                                      Release.  As a condition to the Acceleration and Employee’s receipt of the Prorated Bonus, if any, Employee must execute and not revoke a general release of claims against EnLink in the form set forth on Exhibit B attached hereto and incorporated herein by reference (the “Release”).

Employee will have 45 days following the Termination Date to consider the Release and seven days to revoke the Release after his execution thereof.

8.                                      Indemnification.  Notwithstanding the foregoing or any other provision contained herein, this Agreement shall not alter or reduce any rights, benefits or indemnification that Employee may be entitled to receive, and Employee expressly does not waive any such rights, benefits or indemnification, in connection with or pursuant to that certain Indemnity Agreement by and between Employee and EnLink dated March 7, 2014, or any provision of any EnLink entity’s formation documents or policies under which Employee is provided indemnity by EnLink related to Employee’s service as an officer, manager or director of any EnLink entity.

9.                                      Representations and Acknowledgments.

a.                                      Employee specifically acknowledges and understands that, by executing this Agreement, Employee is waiving any and all rights or claims that Employee may have, including, without limitation, those arising out of his separation from EnLink and any claims, actions or causes of action regarding any alleged wrongful termination by EnLink or discriminatory treatment by EnLink.

b.                                      Employee relinquishes any right to payment or benefits pursuant to any other oral or written agreement or understanding between Employee and EnLink.  Employee further agrees that if Employee receives any payment in excess of the amount to which he is entitled under the terms and conditions of this Agreement, Employee will reimburse EnLink for any such over-payment.

c.                                       Employee hereby acknowledges and expressly warrants and represents for himself and his spouse, predecessors, successors, assigns, heirs, agents, executors, administrators and legal representatives that he (A) is legally competent to execute this Agreement, (B) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that Employee may have by reason of any matter described in this Agreement, and (C) has the full right and authority to execute and enter into this Agreement.

10.                               Complete Agreement.  In executing this Agreement, Employee voluntarily accepts the consideration cited herein as sufficient payment for the obligations stated herein and agrees that no other promises or representations have been made to Employee by EnLink or any other person purporting to act on behalf of EnLink, except as expressly stated herein.  Employee states that he is not presently affected by any disability that would prevent him from knowingly and voluntarily making the promises made herein and that such promises are not made under duress, coercion or undue influence.

11.                               Waiver.  Employee hereby waives all rights to recall, reinstatement, employment, reemployment and past or future wages from EnLink.

12.                               EnLink Property.  Employee agrees that he has returned, or will return promptly any property owned by EnLink.

13.                               No Financial Planning or Tax Advice.  Employee acknowledges and agrees that none of EnLink, its owners, affiliates, and their respective officers, directors, partners, agents, employees (current and former), successors, predecessors, and assigns (collectively, the “EnLink Parties”) has given him any financial planning, tax or similar advice with regard to the Severance Benefit.  Employee acknowledges further that he should obtain advice from his own financial or tax advisor and that none of the EnLink Parties is responsible for, or obligated in any way with respect to the financial, tax or similar effects relating in any way to his decision to accept the Severance Benefit.  Employee shall be solely responsible for all taxes for the Severance Benefit or compensation Employee receives, and Employee will indemnify and defend EnLink in connection with any tax liability for the Severance Benefit.

14.                               Inquiries.  Employee should direct all employment-related inquiries to the SVP of Human Resources at EnLink, 2501 Cedar Springs Road, Suite 100, Dallas, Texas 75201.  If EnLink receives such an employment-related inquiry concerning Employee, EnLink will advise all inquiring prospective employers that it is the corporate policy of EnLink to release only the beginning dates of employment, ending dates of employment and positions held.

15.                               Severability.  If any section, paragraph, sentence, clause, or phrase contained in this Agreement shall become illegal, null, or void, or shall be found to be against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, or void, or found to be against public policy, the remaining sections, paragraphs, sentences, clauses, or phrases contained in this Agreement shall not be affected thereby.

16.                               Waivers of Breaches.  One or more waivers of a breach of any provision hereunder by any party to this Agreement shall not be deemed to be a waiver of any proceeding or subsequent breach hereunder.

17.                               General.  The parties further represent that they fully understand the terms of this Agreement and agree: (A) that no promise, inducement, or agreement has been made between the parties other than those specifically set forth in this Agreement; (B) that this Agreement contains the entire agreement between the parties and may not be modified except by a subsequent written agreement, executed by both parties, which specifically evidences an intent to modify this Agreement; (C) that the terms of this Agreement are contractual and not a mere recital; and (D) that this Agreement shall be governed by the laws of the State of Texas.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENLINK MIDSTREAM OPERATING, LP		EMPLOYEE
By: EnLink Midstream Operating GP, LLC

By:	/s/ Barry E. Davis	/s/ Joe. A Davis
Name:	Barry E. Davis	Name: Joe A. Davis
Title: President and Chief Executive Officer

TABLE A

Restricted Incentive Unit Awards

	Number of Restricted Incentive Units	Identification of Plan	Year Scheduled to Vest	Treatment of Award
1.	18,360	MLP Plan	2015	Accelerate and Fully Vest
2.	24,038	GP Plan	2015	Accelerate and Fully Vest
3.	24,055	MLP Plan	2016	Accelerate and Fully Vest
4.	24,407	GP Plan	2016	Accelerate and Fully Vest
5.	35,737	MLP Plan	2017	Forfeit and Terminate
6.	30,738	GP Plan	2017	Forfeit and Terminate

EXHIBIT A

Parishes

SITE NAME	SITE TYPE	SYSTEM	Parish
Blue Water	Processing Plant	PNGL	Acadia
Eunice	Processing Plant	PNGL	Acadia
HWY 90 Pump Station	Pump Station	SLP	Acadia
Rayne	Processing Plant	PNGL	Acadia
Riverside	Processing Plant	PNGL	Ascension
Napoleonville	Storage	PNGL	Assumption
Sabine Pass	Processing Plant	PNGL	Cameron
Kickapoo	Compressor	LIG	DeSoto
Mansfield	Compressor	LIG	DeSoto
St Landry	Compressor	LIG	Evangeline
St. Landry	Processing Plant	LIG	Evangeline
New Iberia Pump Station	Pump Station	SLP	Iberia
Myrtle Grove	Compressor	LIG	Iberville
Plaquemine	Processing Plant	LIG	Iberville
Duson	Compressor	LIG	Lafayette
Red River	Compressor	LIG	Natchitoches
Boyce Trunkline	Compressor	LIG	Rapides
Kolin	Compressor	LIG	Rapides
LeCompte ANR	Compressor	LIG	Rapides
Master’s Creek	Processing Plant	LIG	Rapides
Armistead	Compressor	LIG	Red River
Pelican	Processing Plant	PNGL	St. Mary
Gibson	Processing Plant	LIG	Terrebonne
Old Cajun Pump Station	Pump Station	SLP	Vermilion
Cow Island	Processing Plant	PNGL	Vermillion

EXHIBIT B

Release

General Release

Joe A. Davis

This GENERAL RELEASE (the “Release”) is made and entered into as of the        day of                       , 2014, by and between EnLink Midstream Operating, LP, a Delaware limited partnership, and its affiliates (including, but not limited to, EnLink Midstream GP, LLC, EnLink Midstream Manager, LLC, and their respective past, present and future subsidiaries, affiliates, predecessors and successors, collectively, “EnLink”), whose principal place of business is 2501 Cedar Springs Road, Dallas, Texas 75201, and Joe A. Davis (“Employee”). Employee and EnLink are collectively referred to herein as the “Parties.”

WHEREAS, the Parties have entered into that certain Separation and Release Agreement, dated                          , 2014 (the “Separation Agreement”), which provides for certain benefits and severance payments in connection with the termination of Employee conditioned upon Employee executing and not revoking this Release;

WHEREAS, the Parties desire to provide for an orderly termination of the employment relationship and to settle fully and finally all differences between them and any and all claims and causes of action of any kind whatsoever which Employee has or may have against EnLink as of the date of this Release.

NOW THEREFORE, in consideration of the benefits and other consideration set forth in the Separation Agreement (the “Severance Benefit”) and the mutual promises, covenants and agreements set forth below, and in full compromise, release and settlement, accord and satisfaction, and discharge of all claims or causes of action, known or unknown, possessed by or belonging to the Employee, the Parties knowingly and voluntarily acknowledge, agree to and do represent and warrant the following:

1.                                      Capitalized terms used, but not defined herein, shall have the respective meanings assigned to them in the Separation Agreement.

2.                                      Employee, for himself and his spouse, heirs, agents, beneficiaries, executors, administrators, personal representatives, successors, and assigns, hereby RELEASES, ACQUITS AND FOREVER DISCHARGES, EnLink, its owners, affiliates, and their respective officers, directors, partners, agents, employees (current and former), successors, predecessors, and assigns (collectively referred to as the “Released Parties”), of and from all claims, charges, complaints, liabilities, obligations, promises, damages, demands, actions, causes of action, statutory rights, debts, suits, contracts, agreements, accrued benefits or other liabilities of any kind or nature whatsoever, direct or indirect in law or in equity, in contract or in tort or otherwise, which Employee ever had or hereafter may have, against any of the Released Parties, for or by reason of any matter, cause, or thing whatsoever, or which may be based upon pre-existing acts, claims or events occurring at any time which may result in future damages, including without limitation all direct or indirect claims either for direct or consequential damages of any kind whatsoever, including any state or federal common law or statutory claims, and all other claims and rights, whether in law or equity arising from or in any way connected with or related to Employee’s employment with EnLink and/or Employee’s termination of employment with EnLink and any act that has occurred on or before the date of this Agreement, including, but not limited to, allegations of wrongful termination, breach of contract, promissory estoppel, retaliatory discharge, discharge in violation of public policy, intentional infliction of emotional distress, negligent infliction of emotional distress, defamation, invasion of privacy, any violation of any federal, state, or local law, including, but not limited to, any violation of Title VII of the Civil Rights Act of 1964; 42 U.S.C. §1981; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974, or any other federal, state or local employment law or civil or human rights law or other local, state or federal law, regulation or ordinance, and any and all claims for severance pay, vacation, vacation pay, bonus, any claim under any EnLink bonus plan, incentive plan or benefits under any compensation or employee benefit plan, program, policy, contract or other arrangement of EnLink, except for a group health plan subject to COBRA, to the extent Employee properly elects and pays for such COBRA continuation coverage.  It is the intention of the parties that this general release by Employee will be construed as broadly as possible.

This Release specifically includes all claims or potential claims for age discrimination or any other claim under the Age Discrimination in Employment Act or the Older Workers Benefit Protection Act, as amended, 29 U.S.C. § 623 et seq.

3.                                      Employee specifically acknowledges and understands that, by executing this Release, Employee is waiving any and all rights or claims that Employee may have, including, without limitation, those arising out of his separation from EnLink and any claims, actions or causes of action regarding any alleged wrongful termination by EnLink or discriminatory treatment by EnLink.

4.                                      Notwithstanding the foregoing or any other provision contained herein, this Release shall not alter or reduce any rights, benefits or indemnification that Employee may be entitled to receive, and Employee expressly does not waive any such rights, benefits or indemnification, in connection with or pursuant to that certain Indemnity Agreement by and between Employee and EnLink dated March 7, 2014, or any provision of any EnLink entity’s formation documents or policies under which Employee is provided indemnity by EnLink related to Employee’s service as an officer, manager or director of any EnLink entity.

5.                                      Upon receipt of this fully executed Release, and subject to all other terms and conditions set forth in this Release and the Separation Agreement, including the expiration of the revocation period, EnLink will pay to Employee the Severance Benefit as provided in the Separation Agreement.  Employee specifically acknowledges and understands that he would not receive the monies and benefits specified in the Separation Agreement except for his execution of this Release and the fulfillment of the promises in this Release.

6.                                      Employee relinquishes any right to payment or benefits pursuant to any other oral or written agreement or understanding between Employee and EnLink.  Employee further agrees that if Employee receives any payment in excess of the amount to which he is entitled under the terms and conditions of this Release, Employee will reimburse EnLink for any such over-payment.

7.                                      Employee acknowledges and agrees that none of the Released Parties has given him any financial planning, tax or similar advice with regard to the Severance Benefit.  Employee acknowledges further that he should obtain advice from his own financial or tax advisor and that none of the Released Parties are responsible for, or obligated in any way with respect to the financial, tax or similar effects relating in any way to his decision to accept the Severance Benefit.  Employee shall be solely responsible for all taxes for Severance Benefit or compensation Employee receives, and Employee will indemnify and defend EnLink in connection with any tax liability for the Severance Benefit.

8.                                      Employee agrees that a breach of the provisions of this Release may cause immediate and irreparable loss, damage and injury to EnLink; that damages for such a breach may be exceedingly difficult, if not impossible, to estimate; and that EnLink may have no adequate remedy at law.

Accordingly, Employee acknowledges that injunctive relief may be appropriate relief for such breach in the discretion of the court.  Employee further agrees that in the event that EnLink determines that Employee has breached any term of this Release, in addition to any other remedies at law or in equity EnLink may have available to it, EnLink may, in its sole discretion, require that Employee repay to EnLink, within five (5) business days of receipt of written demand therefor, an amount equal to the sum of: (A) an amount equal to the Prorated Bonus; plus (B) an amount equal to the product of (i) the closing price of the common units of EnLink Midstream Partners, LP on the trading day prior to the date on which the Acceleration occurs multiplied by (ii) 42,415; plus (C) an amount equal to the product of (x) the closing price of the common units of EnLink Midstream, LLC on the trading day prior to the date on which the Acceleration occurs multiplied by (y) 48,445.

9.                                      Nothing contained herein shall be construed as an admission of liability by EnLink, any such liability being expressly denied.

10.                               This Release includes and supersedes any and all oral understandings, statements, promises or inducements that are related to the terms of this Release. This Release cannot be changed orally and any changes or amendments must be signed by all Parties affected by the change or amendment.

11.                               If any section, paragraph, sentence, clause, or phrase contained in this Release shall become illegal, null, or void, or shall be found to be against public policy, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null, or void, or found to be against public policy, the remaining sections, paragraphs, sentences, clauses, or phrases contained in this Release shall not be affected thereby.

12.                               One or more waivers of a breach of any provision hereunder by any Party to this Release shall not be deemed to be a waiver of any proceeding or subsequent breach hereunder.

13.                               Employee hereby acknowledges and expressly warrants and represents for himself, his predecessors, successors, assigns, heirs, executors, administrators and legal representatives that he (A) is legally competent to execute this Release, (B) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that Employee may have by reason of any matter described in this Release, and (C) has the full right and authority to execute and enter into this Release.

14.                               In executing this Release, Employee voluntarily accepts the consideration cited herein as sufficient payment for the full, final and complete release and other obligations stated herein and agrees that no other promises or representations have been made to Employee by EnLink or any other person purporting to act on behalf of EnLink, except as expressly stated herein.  Employee states that he is not presently affected by any disability that would prevent him from knowingly and voluntarily granting this release and further states that the promises made herein are not made under duress, coercion or undue influence.

15.                               By executing this Release, Employee acknowledges that (A) Employee has been offered 45 days to consider the terms of this Release, (B) EnLink advised Employee to consult with an attorney regarding the terms of the Release, and that he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of the Release, (C) Employee has read this Release and fully understands its terms and their import, (D) except as provided by this Release, Employee has no contractual right or claim to any or all of the benefits described herein or the Severance Benefit, and that the consideration provided for herein is good and valuable and of a kind to which Employee was not otherwise entitled, (E) Employee is entering into this Release voluntarily, of his own free will, and without any coercion, undue influence, threat or intimidation of any kind or type whatsoever.  For a period of seven (7) days following the execution of this waiver of rights under the Age Discrimination in Employment Act, Employee may revoke this Release by delivering written notice to the SVP of Human Resources at EnLink, 2501 Cedar Springs Road, Suite 100, Dallas, Texas 75201, and that the Release shall not become effective until that seven day revocation period has expired.

You have the option to sign this document in person before an EnLink Human Resource Representative, or have your signature notarized and mail this release to EnLink Midstream, Attention: Jennifer Johnson, 2501 Cedar Springs #100, Dallas, Texas, 75201.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Release on the          day of                       , 2014.

Employee:

Sign:	Print Name:

Date:

EnLink Midstream Operating, LP By: EnLink Midstream Operating GP, LLC

By:
Name: Jennifer Johnson
Title: SVP Human Resources and Organizational Development

— or —

NOTARY ACKNOWLEDGMENT

STATE OF TEXAS

This instrument was acknowledged before me on the                      day of                                 , 2014 by                                         (name).

Notary Public, State of Texas

Notary’s printed name

Notary’s commission expires:

[SEAL]

Employment Separation Certificate

Waiver of 45 day Review Period

I entered into a Release with EnLink Midstream Operating, LP and its affiliates dated                            (the “Release”).  I hereby acknowledge that:

(1) A blank copy of this Employment Separation Certificate was attached to the Release when it was given to me for review. I have had more time to consider signing this Certificate than the ample time I was given to consider signing the Release. I understand that I did not have to wait the entire 45-day period to sign the Release.

(2) I may revoke this Certificate within 7 days after I sign it. I was advised to discuss the Release, including this Certificate, with an attorney before executing either document.

(3) I will receive the severance payment and other consideration (the “Severance Benefit”) contemplated by the Release and the Separation Agreement, dated                   , 2014 (the “Separation Agreement”) only if I sign this Certificate and do not revoke it within 7 days after I sign it.

(4) In exchange for the Severance Benefit, I hereby agree that this Certificate will be a part of the Release and that the Release is to be construed and applied as if I signed it on the day I signed this Certificate. This extends my release of claims under the Release to any claims that arose during the remainder of my employment through the date my employment ended.

(5) I understand that I have at least forty-five (45) days to consider and execute the Release.  After careful consideration and/or consultation with counsel, however, I have freely and voluntarily elected to execute the Release before expiration of the forty-five (45) day period.

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